AMENDMENT NUMBER 11
MIDDLE GRAND REGION
CONTRACTOR RISK AGREEMENT
BETWEEN
THE STATE OF TENNESSEE,
d.b.a. TENNCARE
AND
AMERIGROUP TENNESSEE, INC.

CONTRACT NUMBER: FA- 07-16936-00

For and in consideration of the mutual promises herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree to clarify and/or amend the Contractor Risk Agreement (CRA) by and between the State of Tennessee TennCare Bureau, hereinafter referred to as TENNCARE, and AMERIGROUP TENNESSEE, INC., hereinafter referred to as the CONTRACTOR as specified below.

Titles and numbering of paragraphs used herein are for the purpose of facilitating use of reference only and shall not be construed to infer a contractual construction of language.

1.
Section 3.1.2 shall be amended by adding the phrase “any payments for claims incurred during a period of retroactive eligibility greater than twelve (12) months prior to the member’s date of enrollment with the CONTRACTOR,” in the first sentence as follows:

3.1.2
The CONTRACTOR agrees that capitation payments, any payments related to processing claims for services incurred prior to the start date of operations pursuant to Section 3.7.1.2.1, any payments for claims incurred during a period of retroactive eligibility greater than twelve (12) months prior to the member’s date of enrollment with the CONTRACTOR, any incentive payments (if applicable), any payments related to FQHC/RHC costs and any payments that offset the CONTRACTOR’s cost for the development and implementation of an electronic visit verification system (EVV) (see Section 3.15) are payment in full for all services provided pursuant to this Agreement. TENNCARE shall not reimburse CONTRACTOR for any costs, liquidated damages and/or penalties incurred by the CONTRACTOR and which result from actions or inactions, including penalties associated with CONTRACTOR’s failure to timely pay any and all expenses, fees, taxes and other regulatory/ministerial costs associated with the requirements of operating as an HMO in this state. The taxes, fees, expenses, and other regulatory/ministerial costs referenced herein shall include but not be limited to premium taxes associated with any and all obligations required by the Tennessee Health Maintenance Organization Act of 1986 codified at TCA 56-3 2- 101 et seq. or any subsequent amendments thereto and/or the Tennessee Prepaid Limited Health Services Act of 2000 codified at TCA 56-51-101 et seq. or any subsequent amendments thereto. TENNCARE shall not share with the CONTRACTOR any financial losses realized under this Agreement.

Amendment 11 (cont.)

2.	Section 3.7.1.2 shall be amended by adding a new Section 3.7.1.2.2 and renumbering the remaining Section accordingly, including any references thereto.

3.7.1.2.2
The CONTRACTOR will not receive a capitation payment for periods of retroactive eligibility greater than twelve (12) months prior to the member’s date of enrollment with the CONTRACTOR. The CONTRACTOR agrees to process claims and reimburse providers for services incurred during a period of retroactive eligibility more than twelve (12) months prior to the member’s date of enrollment with the CONTRACTOR; however, the CONTRACTOR will not be at risk for these services. Actual expenditures for covered services are subject to TCA 56-32-124. The CONTRACTOR shall reimburse providers in accordance with this Agreement and shall submit to TENNCARE on a monthly basis a claims invoice file for the provision of covered services incurred during an enrollee’s period of retroactive eligibility greater than twelve (12) months prior to the member’s date of enrollment with the CONTRACTOR. TENNCARE shall remit payment to the CONTRACTOR in an amount equal to: the amount to be paid to providers; plus, an amount sufficient to cover any payment due in accordance with TCA 56-32-124 within ten (10) business days of receipt of notice; however, TENNCARE reserves the right to further review such claims and to recover any overpayments subsequently identified. The CONTRACTOR shall release payments to providers within two (2) business days of the receipt of funds from the State. The CONTRACTOR is responsible for any payments required pursuant to TCA 56-32-124. Based on the provisions herein, TENNCARE shall not make any further retroactive adjustments, other than those described herein, beyond those already received as of October 2011.

3.	Section 3.7.1.4 and 3.7.1.4.1 shall be deleted and replaced by new Sections 3.7.1.4 through 3.7.1.4.3 as follows:

3.7.1.4
Should TENNCARE determine after the capitation payment is made that an enrollee’s capitation rate category had changed or the enrollee was deceased, TENNCARE shall retroactively adjust the payment to the CONTRACTOR as follows:

3.7.1.4.1
If an enrollee is deceased, TENNCARE shall recoup any and all capitation payments made after the enrollee’s date of death, including any pro-rated share of a capitation payment intended to cover dates of service after the enrollee’s date of death.

3.7.1.4.2
If an enrollee’s capitation rate category has changed, TENNCARE shall retroactively adjust the payment to the CONTRACTOR to accurately reflect the enrollee’s capitation rate category for the period for which payment has been made, up to a maximum of twelve (12) months. For changes in an enrollee’s eligibility category covering a retroactive period greater than twelve (12) months that affect an enrollee’s

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Amendment 11 (cont.)

capitation rate category, the capitation payment made to the CONTRACTOR for periods greater than twelve (12) months shall not be adjusted, and the CONTRACTOR shall consider the capitation payment already received as payment in full. Based on the provisions herein, TENNCARE shall not make any further retroactive adjustments, other than those described herein, beyond those already received as of October 2011.

3.7.1.4.3
TENNCARE and the CONTRACTOR agree that the twelve (12) month limitation described in Sections 3.7.1.4 is applicable only to retroactive capitation rate payment adjustments described in those paragraphs and shall in no way be construed as limiting the effective date of eligibility or enrollment in the CONTRACTOR’s MCO.

All of the provisions of the original Agreement not specifically deleted or modified herein shall remain in full force and effect. Unless a provision contained in this Amendment specifically indicates a different effective date, for purposes of the provisions contained herein, this Amendment shall become effective March 15, 2012.

The CONTRACTOR, by signature of this Amendment, hereby affirms that this Amendment has not been altered and therefore represents the identical document that was sent to the CONTRACTOR by TENNCARE.

IN WITNESS WHEREOF, the parties have by their duly authorized representatives set their signatures.

STATE OF TENNESSEE
DEPARTMENT OF FINANCE    AMERIGROUP, TENNESSEE, INC.
AND ADMINISTRATION
BY:     BY:
Mark Emkes    Alvin B. King
Commissioner    President and Chief Executive Officer
DATE:    DATE:

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